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US Legal Services

J. Neil McMurdie
Counsel
(860) 580-2824

Fax: (860) 580-4844

neil.mcmurdie@us.ing.com

December 16, 2010

BY EDGARLINK

U.S. Securities and Exchange Commission
100 F Street, NE

Washington, DC 20549

Re:      ING Life Insurance and Annuity Company and its Variable Annuity Account C

            Pre-Effective Amendment No. 1 to Registration Statement on Form N-4

            Prospectus Title: Multiple Sponsored Retirement Options II 403(b), 457, 401(a),
            401(k), Roth 403(b) and Roth 401(k)

            File Nos.: 333-167680 and 811-02513

Ladies and Gentlemen:

ING Life Insurance and Annuity Company and its Variable Annuity Account C, as Registrant, and ING Financial Advisers, LLC as Principal Underwriter, hereby request that the above-referenced registration statement be accelerated so as to become effective on December 17, 2010, or as soon thereafter as is practicable, in accordance with Rule 461(a) of the Securities Act of 1933.

If you have any questions, please call the undersigned at 860-580-2824.

Sincerely,

/s/ J. Neil McMurdie

J. Neil McMurdie

Windsor Site One Orange Way, C1S Windsor, CT 06095	ING North America Insurance Corporation